Exhibit 10.54

Plan Document

of the

CONSOL Energy Inc.

Supplemental Retirement Plan

Effective January 1, 2007

(As Amended and Restated December 4, 2007)

CONSOL Energy Inc. Supplemental Retirement Plan

Article I. – General Provisions

1.1	Establishment and Purpose

Effective January 1, 2007, CONSOL Energy Inc. established the CONSOL Energy Inc. Supplemental Retirement Plan (the “Plan”) on the terms and conditions hereinafter set forth. The Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries and is intended to qualify as a “top hat” plan under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code.

This Plan document reflects all amendments made through December 4, 2007.

1.2 Definitions

“Actuarial Equivalent” means the actuarial present value of a specified benefit as determined on an applicable date using the mortality, interest rate and other assumptions as defined in the Qualified Plan.

“Annual Compensation” means annual base salary plus amounts received under the Company’s Short Term Incentive Compensation Plan. All other forms of remuneration are excluded, including but not limited to all long-term incentive compensation, bonuses, fringe benefits and stock-based awards.

“Beneficiary” means the person or persons designated by a Participant as his beneficiary hereunder in accordance with the provisions of Article V.

“Board” means the Board of Directors of the Company.

“Cause” means (i) a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony, whether or not in connection with the performance by a Participant of his or her duties or obligations to the Company or any Subsidiary; (ii) theft relating to the business of the Company or any Subsidiary or dishonesty with respect to a material aspect of the business of the Company or any Subsidiary; (iii) gross negligence or willful misconduct in the performance of the Participant’s duties or obligations to the Company or any Subsidiary, or engaging in illegal activity in connection therewith, including, without limitation, a Participant’s engagement in any act or course of conduct that would result in the termination or revocation of, or jeopardize the renewal of, any licenses, permits, consents, authorization, approvals or material agreements necessary for the Company or any Subsidiary to conduct its business or that would have an adverse effect on the Company or any Subsidiary; (iv) violation of any provision of any nonsolicitation, noncompetition or nondisclosure contained in any agreement entered into by and between a Participant and the Company and/or any Subsidiary; or (v) “cause” as defined in the

Participant’s employment and/or change of control agreement, if any, with the Company or any Subsidiary. The determination as to whether or not Cause exists will be made by the Retirement Board and the CEO of the Company (“CEO”) in accordance with its discretionary powers under Section 1.3; provided, however, that the Board shall make the determination as to whether or not Cause exists with respect to the CEO. The Retirement Board and the CEO shall periodically report to the Board as to its determinations, if any, with respect to determinations of Cause.

“Change in Control” means the occurrence of any of the following events:

(i) the acquisition after the date hereof by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the combined voting power of the then outstanding voting stock of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any issuance of voting stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Company of voting stock of the Company, (C) any acquisition of voting stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition of voting stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof, or (E) any acquisition of voting stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii), below; or

(ii) individuals who constitute the Board as of the Effective Date (the “Incumbent Board,” as modified by this subsection (ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation of the Company or a direct or indirect wholly owned subsidiary thereof, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person other than the Company beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in clauses (A)—(C) of subsection (i)), and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii).

Notwithstanding the foregoing or any provision of this Agreement to the contrary, it is intended that the forgoing definition of Change in Control qualify as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. § 1.409A-3(i)(5), and this Agreement shall be interpreted and construed to effectuate such intent.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor code or law.

“Committee” means the Compensation Committee of the Board, or such other committee designated by the Board to discharge the duties of the Committee hereunder.

“Company” means CONSOL Energy Inc. or any successor thereto.

“Disability” means a Participant: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company or its Subsidiaries.

“Final Average Compensation” means, subject to Section 1.4(c), the average of a Participant’s five highest consecutive Annual Compensation amounts while employed by the Company and its Subsidiaries.

“Normal Retirement Date” means the date such Participant attains age sixty five (65).

“Participant” means any employee who has satisfied the eligibility requirements set forth in Section 1.4 of the Plan.

“Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan Year” means the twelve-month period beginning each January 1 and ending on the following December 31.

“Qualified Plan” means CONSOL Energy Inc. Employee Retirement Plan, as amended, and/or such other plan(s) as designated by the Retirement Board.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation From Service” shall mean a Participant’s death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

“Service Fraction” means the fraction determined hereunder with a numerator that is the Participant’s number of full Years of Service and with a denominator of 20. The Service Fraction can never exceed one (1).

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company and its Subsidiaries, as defined in the regulations issued under Code Section 409A, as determined in accordance with the procedures established by the Company.

“Subsidiary” means, unless specifically excluded by the Committee, any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee. For purposes of this Plan, the term “Subsidiary” shall not include, and specifically excludes CNX Gas Corporation or any of its subsidiaries. An entity shall be considered to be a “Subsidiary” only for the period of time in which the ownership test and the Committee approval set forth above have been met.

“Year of Service” means, subject to Section 1.4(c), each full twelve-month period of active, full-time employment with the Company following the Participant’s most recent hire date, as determined pursuant to the Company’s regular personnel records and policies. The Committee may, but is not required to, recognize employment with prior employers for purposes of this Plan. Any such recognition shall be in writing and shall state the purposes for which service will be recognized under this Plan. In addition, the Plan will recognize service for periods of prior employment with the Company; it will also recognize periods of employment with any Subsidiary, but only for periods of time while that entity meets the definition of Subsidiary (e.g. is owned by the Company).

1.3	Administration.

(a) The Retirement Board as defined in Section 1.17 of the Qualified Plan (the “Retirement Board”) (and the Committee, where the Committee exercises powers hereunder, or the CEO with respects to determinations of Cause as specified herein) shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation: determining the rights and status of Participants or their beneficiaries under the Plan; interpreting the Plan; adopting administrative rules, regulations, and guidelines for the Plan; making factual determinations (including determinations as to the designation of beneficiaries); and correcting any defect, supplying any omission or reconciling any inconsistency or conflict in the Plan. In general, the Retirement Board will utilize and follow the administrative rules and practices that are utilized under the Qualified Plan. The Retirement Board’s determinations under the Plan (and the Committee’s determinations under the Plan where the Committee exercises powers hereunder) need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Retirement Board (or the Committee, where applicable), in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Retirement Board (and the Committee, where applicable) shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(b) The Retirement Board (and the Committee, where applicable) may delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Retirement Board in this Plan (and the Committee, where applicable) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(c) Any action taken by the Retirement Board (and the Committee, where applicable) with respect to the rights or benefits under the Plan of any Participant shall be revocable by the Retirement Board (and the Committee, where applicable) as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Retirement Board’s (or the Committee, where applicable) or the Company’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.

(d) The provisions of the Plan shall be administered, interpreted and construed in a manner intended to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Retirement Board (or any member thereof), or the Company, its Subsidiaries or affiliates (or the employees, officers or directors of the Company, its Subsidiaries or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

1.4	Eligibility and Participation.

(a) Participation in the Plan is limited to officers and key management employees of the Company and its Subsidiaries who are designated by the Committee as eligible to participate in the Plan and who are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Until changed by the Committee, only employees of the Company (and those Subsidiaries which are not specifically excluded for participation in the Plan by the Committee or the terms of the Plan) with a salary grade of 104 or above are eligible to participate hereunder. The Plan is being implemented in connection with the ceasing of accruals under prior non-qualified plans.

(b) A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan.

(c) Notwithstanding the foregoing, the Committee may terminate a Participant’s participation in the Plan at any time, in its sole and absolute discretion. A termination of Participant’s employment with the Company and any Subsidiary, or if the Participant no longer meets the basic eligibility standards (such as salary grade) shall automatically, with no further act on the part of the Committee, Company, Retirement Board, or any Subsidiary, terminate any right of such Participant to continue to participate in, and accrue benefits under, this Plan. When the Participant terminates or no longer meets the basic eligibility standards, Final Average Compensation and Years of Service will be fixed at that time. Appendix A, entitled Retirement Scenarios Under the SERP, contains examples that illustrate these principles. Appendix A is explicitly made a part of this Plan.

(d) In the event of a Change in Control, additional service credits will be provided for the term of any payments under a Participant’s change of control agreement, if any, with the Company.

(e) A Subsidiary may affirmatively elect to not participate in this Plan. In addition, as set forth in subsection (b) above, the participation of the Subsidiary may also be prohibited or nullified by the Committee. Should a Subsidiary participate in this Plan, Annual Compensation and Years of Service shall be calculated by excluding compensation earned and periods of service with a Subsidiary while the entity did not meet the definition of Subsidiary hereunder. For example, if the Company acquires another entity, the eligible employees of that entity will receive no service credits for the time spent with the entity prior to the acquisition, nor will the employees’ compensation history be relevant.

Article II. – Supplemental Retirement Benefits

2.1	Amount of Benefit.

The amount of each Participant’s benefit as of age 65 (expressed as an annual amount) will be 50% of Final Average Compensation, multiplied by the Service Fraction, as calculated on the Participant’s date of Separation From Service.

2.2	Reduction.

The age 65 benefit determined under Section 2.1 will be reduced (offset) by the Participant’s vested benefits (including benefits which have been paid or are payable in the future, converted to an annual amount) under: (a) the age 65 Qualified Plan benefit ; (b) the age 65 Retirement Restoration Plan of CONSOL Energy Inc. benefit; and (c) any other plan or arrangement providing retirement type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under this Plan.

2.3	Vesting.

No benefit will be vested until a Participant has five Years of Service, and the Participant has satisfied the eligibility standards hereof during these five Years of Service. Any benefits accrued prior to such vesting are subject to forfeiture in the event the Participant ceases to be an employee or eligible to participate in the Plan. Notwithstanding the foregoing, benefits will immediately vest upon the death or Disability of the Participant, or upon a Change in Control.

2.4	Cause.

(a) Notwithstanding anything in this Plan to the contrary, if a Participant’s employment with the Company or any Subsidiary terminates on account of Cause (which includes voluntary resignation in lieu of involuntary termination on account of Cause or if Cause otherwise exists by reason of a violation of Subsection (iv) of the definition of Cause), no benefits will be payable hereunder. All benefits of any nature, whether vested or unvested, shall be forfeited without payment by the Plan, the Company or any Subsidiary and the Participant shall have no further rights under the Plan.

(b) In addition to the rights set forth in section 2.4(a), and in addition to any other rights at law or in equity, if a Participant’s employment with the Company or any Subsidiary terminates on account of Cause (which includes voluntary resignation in lieu of involuntary termination on account of Cause or if Cause otherwise exists by reason of a violation of Subsection (ii) or (iv) of the definition of Cause), each Participant agrees to the following by agreeing to participate in this Program. Each Participant agrees that within ten (10) days after the date the Company provides such Participant of a notice that there has occurred a termination on account of Cause (which includes voluntary resignation in lieu of involuntary termination on account of Cause or if Cause otherwise exists by reason of a violation of Subsection (ii) or (iv) of the definition of Cause), a Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of such Participant under this

Plan within the six (6) months prior to the date of earliest breach. Each Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Plan, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from a determination that Cause exists. The Participants agree that timely payment to the Company, as set forth in this provision of the Plan, is reasonable and necessary because the compensatory damages that will result from a Cause determination cannot readily be ascertained. Further, the Participants agree that timely payment to the Company as set forth in this provision of the Plan is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 2.4 and in any employment or other agreement between the Participant and the Company.

(c) For purposes of this section 2.4, a forfeiture of benefits under subsection (a) will occur and the rights under subsection (b) will also arise if Cause (but only as defined in subsections (ii) or (iv) of the Cause definition) arises or is discovered following a termination of employment, regardless of the reason for such termination.

Article III. – Distributions

3.1	Distribution Dates.

(a) Benefits shall be paid in the form of a life annuity with a guaranteed term of twenty years (which shall be the Actuarial Equivalent of a single life annuity) commencing in the month immediately following the later to occur of: (i) the end of the month following the month in which Participant turns age 50, or (ii) the end of the month following the month in which Participant incurs a Separation From Service. The benefit will be actuarially reduced, as necessary (using assumptions specified in the Qualified Plan), from the Participant’s Normal Retirement Date in the event benefits commence earlier than that date. Benefits shall be paid in monthly installments, with each subsequent distribution being made on each succeeding monthly anniversary of the initial distribution.

(b) A Participant may designate a Beneficiary as provided under Article V hereunder. The Beneficiary will be eligible to receive the balance of the guaranteed twenty year payments that the Participant does not receive on account of the death of the Participant. Said balance shall be paid in the same monthly amount, and at the same time and manner as the Participant was receiving prior to his or her death for the remainder of the twenty year term.

(c) Notwithstanding the foregoing or any Plan provision to the contrary, distributions to Specified Employees upon Separation From Service shall not be made before the date that is 6 months after the date of Separation From Service (or, if earlier, the date of death of the Participant). Any benefits payable to a Specified Employee prior to such date will be accumulated and paid with the initial distribution. The initial distribution shall be paid in the month following the month containing the 6-month anniversary of the date of Separation from Service, and subsequent distributions shall be made on each succeeding monthly anniversary of the initial distribution.

3.2	Change in Control.

In the event a Participant’s Separates from Service after, or in connection with, a Change in Control, on account of (i) an involuntary termination associated with a Change in Control within the two year period after the Change in Control, or (ii) a termination by the Company other than for Cause or due to the Participant’s death or Disability that (A) occurs not more than three (3) months prior to the date on which a Change in Control occurs, or (B) is requested by a third party who initiates a Change in Control, the Participant shall be entitled to the vested benefits provided in Article II. For purposes of subsection (B) above, to be eligible to receive amounts described in Article II, a Change in Control must be consummated within the twelve (12) month period following the Participant’s Separation From Service, except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the Company or the third person, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances. In such a circumstance, the remainder of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event.

Notwithstanding the provisions in Section 3.1, a Participant will receive a lump sum payment of the Participant’s accrued and vested benefits calculated in accordance with Article II. Such payment will be paid in a lump sum: (i) contemporaneously with the Change in Control if the Participant Separates from Service prior to the Change in Control date, or (ii) on the Participant’s Separation From Service, if the separation takes place following the Change in Control date. Notwithstanding the foregoing or any Plan provision to the contrary, a distribution to a Specified Employee shall not be made before the date that is 6 months after the date of Separation From Service (or, if earlier, the date of death of the Participant). Any distribution payable to a Specified Employee that is delayed shall be paid in the month following the month containing the 6-month anniversary of the date of Separation from Service. Such benefit will be calculated as if the Participant terminated on the Change in Control date, and the benefit will be reduced, as necessary, based on the early retirement reduction Schedule III from the Qualified Plan, calculated as if the Participant had a minimum of 75 points.

3.3	Death or Disability.

In the event of a Participant’s death prior to commencement of benefits in accordance with Section 3.1 or 3.2, the Participant’s vested benefits calculated under Article II will be paid to the Participant’s Beneficiary for the guaranteed twenty year term (which shall be the Actuarial Equivalent of a single life annuity), commencing within 60 days following the Participant’s death (regardless of whether the Participant obtained age 50 or the Participant’s Normal Retirement Date). The benefit will be determined as if the Participant had separated from service immediately prior to his death, meaning that, for example, the Age 65 benefits under the Qualified Plan and the Restoration Plan will be offset, even though there might be no death benefits under one or both of those plans.

In the event of a Participant Separates from Service on account of Disability prior to commencement of benefits in accordance with Section 3.1 or 3.2, the value of the Participant’s benefits calculated under Article II will be paid to the Participant in the life annuity form with the guaranteed twenty year term (which shall be the Actuarial Equivalent of a single life annuity), commencing within 60 days following the Participant Separation from Service, except as otherwise provided under Section 3.1(c).

Article IV. – Funding By Company

4.1	Unsecured Obligation of Company.

(a) Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company or a Subsidiary. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant (or any other interested person) and the Company, a Subsidiary or the Committee, or require the Company or a Subsidiary to maintain or set aside any specific funds for the purpose of paying any benefit hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company or a Subsidiary under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or a Subsidiary.

(b) If the Company or a Subsidiary maintains a separate fund or makes specific investments, including the purchase of insurance insuring the life of the a Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant’s Beneficiary shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company or a Subsidiary. The Company and each Subsidiary in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company or a Subsidiary elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company and each Subsidiary reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.

Article V. – Beneficiaries

5.1	Beneficiary Designations.

A designation of a Beneficiary hereunder may be made only by a written instrument (in form acceptable to the Retirement Board) signed by the Participant and filed with the Retirement Board prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the unpaid value of the Participant’s benefits to which a Beneficiary was entitled shall be distributed to the Participant’s estate. A Beneficiary who dies or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provides to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant’s designation specifically provides to the contrary. Designation of a Beneficiary is subject to further restrictions imposed by the Retirement Board for administrative convenience.

5.2	Change in Beneficiary.

A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made only by an instrument (in form acceptable to the Retirement Board) signed by the Participant, and any change shall be effective only if signed by the Participant and received by the Retirement Board prior to the death of the Participant.

Article VI. – Claims Procedures

6.1	Claims for Benefits.

The Retirement Board shall determine the rights of any Participant to any benefits hereunder. Any Participant who believes that he has not received the benefits to which he is entitled under the Plan may file a claim in writing with the Retirement Board. The Retirement Board shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Retirement Board’s decision on his or her claim within the above-mentioned period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Retirement Board, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(a) the specific reasons for the denial;

(b) specific reference to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

6.2	Appeal Provisions.

A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Retirement Board a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Retirement Board on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period, the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant’s authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.

6.3	Further Proceedings

If a Participant’s claim for benefits is denied in whole or in part, such Participant may file suit only in a state or federal court located in Allegheny County, Pennsylvania. Notwithstanding, before such Participant may file suit in a state or federal court, Participant must exhaust the Plan’s administrative claims procedures. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Plan Administrator and the Company. In addition, any such judicial or administrative proceeding must be filed within 6 months after the Company’s final decision under section 6.2.

Article VII.—Miscellaneous

7.1	Withholding.

The Company and each Subsidiary shall have the right to withhold from any benefits payable under the Plan or other wages payable to a Participant an amount sufficient to satisfy all federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant’s receipt or vesting of benefits under the Plan.

7.2	No Guarantee of Employment.

Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company or a Subsidiary, as applicable, solely at the will of the Company or such Subsidiary, as applicable, subject to discharge at any time, with or without cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company’s or applicable Subsidiary’s compensation structure whether now or hereinafter existing.

7.3	Payment to Guardian.

If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Retirement Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Retirement Board may require such proof of incompetence, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Plan, the Company and each Subsidiary from all liability with respect to such benefit.

7.4	Assignment.

No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.

7.5	Severability.

If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

7.6	Amendment and Termination.

(a) The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

(b) Without limiting the generality of subsection (a), the Vice President—Human Resources of the Company, subject to the consent of the President of the Company, may amend, modify or restate the Plan to: (i) effectuate compliance with legal requirements or changes in applicable laws or regulations (including 409A as set forth above in subsection (a)); and (ii) effectuate other changes which the Vice President—Human Resources believes to be desirable, including, but not limited to, amendments to facilitate the proper and efficient management and administration of the Plan; provided , that except for amendments to the Plan to effectuate compliance with legal requirements or changes in applicable laws or regulations, no amendments shall be made by the Vice

President - Human Resources pursuant to this authority which would materially increase or decrease benefits, or which would materially increase the costs of such Plans, including the cost of maintenance or administration.

7.7	Exculpation and Indemnification

The Company shall indemnify and hold harmless the members of the Committee and the Retirement Board from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.

7.8	Leave of Absence.

The Company may, in its sole discretion, permit a Participant to take a leave of absence for a period not to exceed 12 months. Any such leave of absence must be approved by the Company. During this time, the Participant will still be considered to be in the employ of the Company for purposes of this Plan.

7.9	Gender and Number.

For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

7.10	Governing Law.

Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

Article VIII - SUMMARY INFORMATION

Name of Plan: The name of the plan under which benefits are provided is the CONSOL Energy Inc. Supplemental Retirement Plan

Plan Sponsor: The Sponsor of the Plan is:

CONSOL Energy Inc.

Consol Plaza - 1800 Washington Road

Pittsburgh, PA 15241

Telephone: 412-831-4000

Plan Administrator: The Plan Administrator of the Plan is:

Retirement Board

CONSOL Energy Inc.

Consol Plaza - 1800 Washington Road

Pittsburgh, PA 15241

Telephone: 412-831-4000

Employer Identification Number and Plan Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 51-0337383.

Type of Plan: Nonqualified deferred compensation plan (top hat).

Type of Administration: The Plan is self-administered.

Funding: Benefits payable under the Plan are provided from the general assets of the Company.

Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon the General Counsel of Plan Sponsor.

Plan Year: The Plan’s fiscal records are kept on a calendar year basis (January 1 to December 31.

APPENDIX A

Retirement Scenarios Under the SERP

EMPLOYMENT HISTORY	Example 1		Example 2	Example 3	Example 4	Example 5
Years (Status)	15 (103)		5 (103)	12 (103)	5 (103)	5 (103)
Years (Status)		5 (104)	5 (104)	2 (104)	5 (104)	14 (104)
Years (Status)			10 (103)	3 (103)	5 (separation)	1(103)
Years (Status )				3(104)	10 (104)
Separation from Service

SERP CALCULATED AS FOLLOWS:

Service Fraction:		20/20	10/20	20/20	20/20	19/20

Final Average Pay as of:		Separation from Service	Frozen as of Final month as a (104)	Separation from Service	Final Separation from Service	Frozen as of Final month as a (104)